Exhibit 99.1

Lifetime Brands Reports Fourth Quarter and Full Year 2009 Results

Full Year Adjusted EBITDA $34 Million

Garden City, NY, March 11, 2010 -- Lifetime Brands, Inc. (NASDAQ: LCUT), North America's leading resource for nationally branded kitchenware, tabletop and home décor products, today announced its results for the fourth quarter and year ended December 31, 2009.

For the fourth quarter of 2009, net sales totaled $128.1 million compared to $156.7 million for the fourth quarter of 2008. The Company reported net income of $5.0 million, or $0.41 per diluted share for the fourth quarter of 2009, compared to a net loss of $36.8 million, or $3.07 per diluted share, for the fourth quarter of 2008.

For the fourth quarter of 2009, wholesale segment net sales were $118.2 million, as compared to $119.1 million for the fourth quarter of 2008. Direct to consumer (“DTC”) segment net sales for the fourth quarter of 2009 were $9.9 million. The DTC segment’s comparable net sales for the fourth quarter of 2008, which exclude net sales of the Company’s retail outlet stores that were closed by the end of 2008, were $10.7 million.

Net sales for the year ended December 31, 2009 were $415.0 million compared to $487.9 million for 2008. Net income for the year was $2.7 million, or $0.22 per diluted share, compared to a net loss of $47.8 million, or $3.99 per diluted share, in the prior year.  The Company’s 2009 results include restructuring charges of $2.6 million and the Company’s 2008 results include goodwill and intangible asset impairment and restructuring charges totaling $47.4 million.

For 2009, wholesale segment net sales were $389.0 million compared to $403.6 million in 2008.  The decrease primarily reflects lower net sales in the Company’s food preparation category, primarily reflecting changes in the Company’s key customers’ sourcing patterns and in product mix, the absence of sales to Linens ‘N Things and a decrease in the net sales of the Company’s home décor category resulting from the Company’s elimination of certain low margin business.  The decreases in these categories were offset, in part, by the benefit of a full year of sales of Mikasa® products in the Company’s tabletop category and the added net sales of the Company’s new line of thermal mugs and water bottles.

Net sales for the Company's DTC segment for the year ended December 31, 2009 were $26.0 million. The DTC segment’s comparable net sales for 2008, which exclude net sales of the Company’s retail outlet stores that were closed by the end of 2008, were $28.5 million.

Adjusted EBITDA, a non-GAAP measure, which the Company defines as net income (loss) before interest, taxes, depreciation and amortization, restructuring expenses, goodwill and intangible asset impairment and stock option expense, as shown in the table below, was $34.0 million for 2009, as compared to $10.5 million in 2008.

Jeffrey Siegel, Chairman, Chief Executive Officer and President, commented, “2009 ended on a very positive note for Lifetime Brands.  Throughout the year, we focused on expanding our market share, improving our gross margin, controlling expenses and reducing inventory.  While the business environment was consistently challenging, with soft consumer spending exacerbated by retailers’ destocking actions, our strategy of providing products that set us apart from the competition produced solid results for the fourth quarter and the full year.

“Offering trusted brands and outstanding design at significant values, we grew our Mikasa® brand in all tabletop categories and re-energized the Pfaltzgraff® brand in casual dinnerware.  Our new Design for Living® line of water bottles and thermal mugs continues to grow.

“Grupo Vasconia S.A.B., in which we own a 30% interest, posted strong results for 2009. Net sales and net income in Mexican Pesos increased 5% and 77%, respectively. These gains were driven by strong increases in sales of kitchen and tabletop products across all distribution channels. Sales of aluminum blanks and other commodity products produced by its mill operations decreased, reflecting both lower demand and lower world aluminum prices. For 2009, Lifetime’s equity in Grupo Vasconia’s earnings, net of taxes, increased to $2.2 million, as compared to $1.5 million in 2008, notwithstanding a weaker Mexican Peso in the 2009 period.

"Continuing the success of our ongoing restructuring activities, Selling, General and Administrative Expense (“SG&A”) decreased by $9.4 million for the fourth quarter and $35.6 million for the year, reductions of 25.8% and 27.1%, respectively, compared to 2008.   Inventory at year-end 2009 was $103.9 million, compared to $141.6 million at December 31, 2008, a decrease of 26.6%.   Lower inventory levels combined with strong cash flow enabled us to reduce the Company’s borrowings under our bank credit agreement to $24.6 million at year-end 2009, a decrease of 72% from $89.3 million at December 31, 2008.

“In 2010, we expect economic conditions to remain challenging throughout the year, with modest, if any, organic growth in market size, continued cautious spending by consumers and lean inventory levels at retail. Nevertheless, we expect to be able to gain market share and achieve some sales growth in all of our product categories."

Conference Call

Lifetime has scheduled a conference call for Thursday, March 11, 2010 at 11:00 a.m. ET to discuss its fourth-quarter and full-year 2009 results. The dial-in number for the call is 706-679-7464; the conference ID is #58031243. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com.

A replay of the call will also be available through Thursday, March 18, 2010 and can be accessed by dialing 706-645-9291, conference ID #58031243. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company's on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreement; the availability of funding under that credit agreement; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Calvin Klein®, CasaMōda®, Design for Living®, Gorham®, Hoffritz®, International® Silver, Kirk Stieff®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, Senior Vice President
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net sales	$128,070	$156,718	$415,040	$487,935

Cost of sales	76,807	102,546	257,839	303,535
Distribution expenses	12,466	17,436	43,329	57,695
Selling, general and administrative expenses	27,064	36,475	95,647	131,226
Goodwill and intangible asset impairment	―	29,400	―	29,400
Restructuring expenses	1,784	10,410	2,616	17,992

Income (loss) from operations	9,949	(39,549)	15,609	(51,913)

Interest expense	(4,124)	(3,371)	(13,185)	(11,577)

Income (loss) before income taxes and equity in earnings of Grupo Vasconia, S.A.B.	5,825	(42,920)	2,424	(63,490)

Income tax benefit (provision)	(1,311)	5,993	(1,880)	14,249
Equity in earnings of Grupo Vasconia, S.A.B., net of taxes	534	132	2,171	1,486

NET INCOME (LOSS)	$5,048	$(36,795)	$2,715	$(47,755)

BASIC INCOME (LOSS) PER COMMON SHARE	$0.42	$(3.07)	$0.23	$(3.99)
DILUTED INCOME (LOSS) PER COMMON SHARE	$0.41	$(3.07)	$0.22	$(3.99)

LIFETIME BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
 (In thousands-except share data)

	December 31,
ASSETS	2009	2008
CURRENT ASSETS
Cash and cash equivalents	$682	$3,478
Accounts receivable, less allowances of $16,557 at 2009 and $14,651 at 2008	61,552	67,562
Inventory	103,931	141,612
Income taxes receivable	―	11,597
Prepaid expenses and other current assets	7,685	8,429
TOTAL CURRENT ASSETS	173,850	232,678

PROPERTY AND EQUIPMENT, net	41,623	49,908
OTHER INTANGIBLES, net	37,641	38,420
INVESTMENT IN GRUPO VASCONIA, S.A.B.	20,338	17,784
OTHER ASSETS	3,271	2,991
TOTAL ASSETS	$276,723	$341,781
LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Short-term borrowings	$24,601	$89,300
Accounts payable	21,895	24,151
Accrued expenses	29,827	36,530
Deferred income tax liabilities	207	―
Income taxes payable	680	―
TOTAL CURRENT LIABILITIES	77,210	149,981

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	20,527	23,054
DEFERRED INCOME TAXES	4,447	3,373
CONVERTIBLE NOTES	70,527	67,864

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,035,709 in 2009 and 11,989,724 in 2008	120	120
Paid-in capital	129,655	127,497
Accumulated deficit	(18,949)	(21,515)
Accumulated other comprehensive loss	(6,814)	(8,593)
TOTAL STOCKHOLDERS’ EQUITY	104,012	97,509

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$276,723	$341,781

LIFETIME BRANDS, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net income (loss) reported	$5,048	$(36,795)	$2,715	$(47,755)
Add back:
Provision (benefit) for income taxes	1,311	(5,993)	1,880	(14,249)
Interest expense	4,124	3,371	13,185	11,577
Depreciation and amortization	3,023	2,829	11,472	10,782
Restructuring expenses	1,784	10,410	2,616	17,992
Goodwill and intangible asset impairment	―	29,400	―	29,400
Stock option expense	611	957	2,099	2,800
Adjusted EBITDA	$15,901	$4,179	$33,967	$10,547